Exhibit 10.2

STATEMENT REGARDING PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Attached to this statement is your Proprietary Information and Inventions Agreement (the “Agreement”).

Please take the time to review the Agreement carefully. It contains material restrictions on your right to disclose or use, during or after your engagement, certain information and technology learned by you during your engagement.

The Company considers this Agreement to be very important to the protection of its business. It intends to enforce the terms of the Agreement and to pursue appropriate injunctions, restraining orders, and money damages, should you violate the Agreement.

If you have any questions concerning this Agreement, you may wish to consult an attorney of your own choice. The employees and agents of the Company are not authorized to give you, and will not give you, any legal advice concerning this Agreement.

If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
(INCLUDING NON-COMPETITION DURING ENGAGEMENT TERM)

In consideration of the Company retaining me to provide services to the Company (as such term is defined below in Subsection A of Section I), and/or the compensation I receive from the Company, and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I hereby agree to the terms, conditions and other provisions of this Agreement.

I understand that, but for my agreement to and execution of this Agreement (and the delivery by me to the Company of my signed copy of this Agreement), the Company would not hire me as a consultant and/or continue to retain me. I, however, also understand that my retention with the Company is “at-will” (as further addressed in Section X below) and that my agreement to and my execution and delivery of this Agreement do not in any way alter the at-will nature of my retention by the Company.

I understand that, during the course of my work as an employee of the Company, I have had and will have access to Proprietary Information (as such term is defined below in Subsection B of Section I) concerning the Company, its employees, its operations, its vendors and its clients. I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information and that this information has great value to the Company’s business. I agree to hold in strict confidence all Proprietary Information and I will not disclose any Proprietary Information to anyone outside of the Company, and I will not use any such Proprietary Information, except to the extent expressly and unambiguously permitted by this Agreement.

I.	CERTAIN Definitions

A. The Company

As used in this Proprietary Information and Inventions Agreement (“Agreement”), the term “Company” refers to Spine Injury Solutions, Inc., a Delaware corporation, and each of its subsidiaries and affiliated companies. I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I provide services to or work for Spine Injury Solutions, Inc. or any of its subsidiaries or affiliated companies. Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time from Spine Injury Solutions, Inc. to a subsidiary or affiliate of Spine Injury Solutions, Inc. or from one subsidiary or affiliate of Spine Injury Solutions, Inc. to another subsidiary or affiliate of Spine Injury Solutions, Inc.

B. Proprietary Information: Definition and Ownership

I understand that the Company possesses and will continually obtain and possess Proprietary Information (as defined below) that is critical to its business. I also understand that the services I provide to the Company creates a relationship of confidence and trust between me and the Company with respect to the possession, disclosure and use of Proprietary Information. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed by a third party to, the Company, in each case that has commercial value to or in the Company’s business or the business of a third party disclosing such information.

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Subject to the last sentence of this paragraph, Proprietary Information includes, but is not limited to, information (whether or not patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere) relating to, comprising, containing, summarizing, describing, reflecting or in any way referencing: software programs and subroutines; source and object code; databases; database criteria; user profiles; scripts; algorithms; processes; trade secrets; designs; methodologies; technology; know-how; processes; data; ideas; techniques; inventions; modules; features and modes of operation; internal documentation; works of authorship; technical, business, financial, client, marketing, and product development plans; forecasts; other employees’ positions, skill levels, duties, compensation and all other terms of their engagement (unless the restriction on disclosure is not permitted by law); employee and consultant lists (unless the restriction on disclosure is not permitted by law); client and supplier lists; contacts at or knowledge of clients or prospective clients of the Company; contacts at or knowledge of suppliers or prospective suppliers of the Company; other information concerning the Company’s or its any of its clients’ actual or anticipated products or services, business, research or development; and any information that is received in confidence by or on behalf of the Company from any other person or entity. However, Proprietary Information does not include any information to the extent: (1) the information is or becomes publicly known through lawful means; (2) the information was rightfully in my possession or part of my general knowledge prior to my engagement by the Company as specifically identified and disclosed by me in Exhibit A; or (3) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction).

All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, and other intellectual property and rights anywhere in the world (collectively “Rights”) in connection therewith will be the sole and exclusive property of the Company. I hereby assign to the Company any and all rights (including, without limitation, any and all Rights) I have or acquire in Proprietary Information.

C. Company Materials

I understand that the Company possesses or will possess Company Materials (as defined below) that are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that comprise, contain, summarize, describe, reflect, embody or in any way reference Proprietary Information and/or any other information or materials concerning the business, operations, finances or plans of the Company, whether such documents, media or items have been prepared by me or by others.

Company Materials include, but are not limited to: blueprints; drawings; photographs; charts; graphs; notes; notebooks; client lists; supplier lists; emails; manuals; presentation materials; computers; computer disks, tapes and printouts; computer hard drives; zip or thumb drives; PDAs and similar devices; sound recordings; and other printed, typewritten and/or handwritten documents, sample products, prototypes and models, of any kind.

II.	OBLIGATIONS TO PROTECT PROPRIETARY INFORMATION

I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not disclosed any Proprietary Information to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information, except in each instance only to the extent necessary to carry out my responsibilities as an employee of the Company for and on behalf of the Company.

At all times, both during the period of time in which I perform services for and on behalf of the Company and after its termination, I will (A) keep in confidence and trust and will not disclose any Proprietary Information except to other Company employees, agents and representatives who have a legitimate need to know, or to third parties who are bound by written confidentiality agreements to the extent necessary to carry out my responsibilities as an employee of the Company and in a manner consistent with any such third party confidentiality agreements, and (B) use Proprietary Information only for the benefit of the Company.

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III.	Maintenance and Return of Company Materials

All Company Materials are and will be and remain the sole property of the Company. I agree that during my engagement by the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my engagement. I further agree that, immediately upon the termination of my engagement by me or by the Company for any reason, or during my engagement if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (A) my personal copies of records relating to my compensation; (B) my personal copies of any materials previously distributed generally to stockholders of the Company; and (C) my copy of this Agreement.

IV.	Disclosure of INVENTIONS to the Company

As used in this Agreement, “Inventions” mean any work of authorship, discovery, improvement, invention, design, graphic, source, HTML and other code, trade secret, technology, algorithms, computer program or software, audio, video or other files or content, idea, design, process, technique, formula or composition, know-how and data, whether or not patentable or copyrightable. I agree to maintain adequate and current written records and promptly disclose in writing to my immediate supervisor or as otherwise designated by the Company, all Inventions, made, discovered, conceived, reduced to practice or developed by me, either alone or jointly with others, during the term of my engagement.

I will also disclose to the Chief Executive Officer of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me, either alone or jointly with others, within six (6) months after the termination of my engagement with the Company that resulted, in whole or in part, from my prior engagement by the Company. Such disclosures will be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section V below) and do not extend the assignment made in Section V below. I represent and warrant that I have not disclosed any of the Inventions covered by this Section IV to any person outside the Company except to the extent I was requested to do so by management personnel of the Company, and that I will not disclose any of the Inventions covered by this Section IV to any person outside the Company unless I am requested to do so by management personnel of the Company.

V.	OWNERSHIP OF INVENTIONS

A. Generally

I agree that all Inventions that I have made, discovered, conceived, reduced to practice or developed during my engagement, and all Inventions that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my engagement, will be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit B, or any other similar law in any other applicable state of the United States, and I hereby assign such Inventions and all Rights therein to the Company. No assignment in this Agreement will extend to inventions, the assignment of which is prohibited by Labor Code Section 2870 or any other similar law in any other applicable state of the United States. The Company will be the sole owner of all Rights in connection therewith.

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B. Works Made for Hire

The Company will be the sole owner of all rights (including, without limitation, all Rights), title and interest in and to any and all Inventions. I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. To the extent that any Inventions may not be considered a “work made for hire”, I hereby assign to the Company such Inventions and all Rights therein, except those Inventions, if any, the assignment of which is prohibited under California Labor Code Section 2870 or any other similar law in any other applicable state of the United States.

C. License

If any Inventions assigned hereunder are based on, or incorporated, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or rights owned or licensed by me and not assigned hereunder, I hereby grant the company a perpetual, worldwide, royalty-free, non-exclusive and sub-licensable right and license to exploit and exercise all such technology and rights in support of the Company’s exercise or exploitation of any assigned Inventions (including any modifications, improvements and derivatives thereof).

D. List of Inventions

I have set forth on Exhibit A to this Agreement a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement or if I have not added to Exhibit A any Inventions or other information responsive to Exhibit A, then I represent that I have no such Inventions at the time of signing this Agreement.

E. Cooperation

I agree to perform, during and after my engagement, all acts deemed necessary or desirable by the Company to permit and assist it in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing Rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection E, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

F. Assignment or Waiver of Moral Rights

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

VI.	Non-competition DURING TERM OF ENGAGEMENT

I agree that, during the term of my engagement with the Company, I will not engage in any engagement, employment, business, or activity that is in any way competitive with or similar to the business or proposed business of the Company, and I will not assist any other person, entity or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph will apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while I am employed with the Company.

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VII.	Non-solicitation of employees and consultants

I agree that, during the term of my engagement and for one (1) year thereafter, I will not: (A) encourage any employee of or consultant to the Company, in each case who was employed by or in the service of the Company on the date of termination of my engagement, to leave or terminate such engagement or service with the Company, nor will I solicit any such person’s services; or (B) assist any other person or entity in any such encouragement or solicitation; or (C) hire or assist in hiring or retaining any such employee or consultant.

VIII.	Company Authorization for Publication

Prior to my submitting, or disclosing for possible publication or general dissemination outside the Company (such as through public speaking engagements or literature), any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

IX.	Former Employer Information

I represent and warrant that my performance of the terms of this Agreement and as an employee of the Company does not breach and will not cause me to breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my engagement by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or any other third person. I further represent and warrant that I have not brought to the Company, and that I will not bring to the Company, any proprietary information, knowledge or data acquired by me from any previous employer or any other third person. I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my engagement with the Company. I further agree to conform to the rules and regulations of the Company.

X.	At-Will Engagement

I agree and understand that engagement with the Company is “at-will,” meaning that it is not for any specified period of time and can be terminated by me or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. I agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at-will by the Company. I understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of my engagement with the Company.

XI.	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions will be modified to the minimum extent necessary to comply with applicable law and the intent of the parties. If any provision of this Agreement, or application of it to any person, place, or circumstances, will be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances will remain in full force and effect.

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XII.	Authorization to Notify New Employer

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my engagement with the Company.

XIII.	Entire Agreement

This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. I understand and acknowledge that (A) no other representation or inducement has been made to me, (B) I have relied on my own judgment and investigation in accepting my engagement with the Company, and (C) I have not relied on any representation or inducement made by any officer, employee or representative of the Company. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by the Chief Executive Officer of the Company and me. I understand and agree that any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

XIV.	Effective Date AND BINDING UPON SUCCESSORS

This Agreement will be effective as of the day and year set forth below and will be binding upon me, my heirs, executors, legal representatives and administrators and will inure to the benefit of the Company, its subsidiaries, successors and assigns.

XV.	Governing Law

Although I may work for the Company outside of California or the United States, I understand and agree that this Agreement will be interpreted and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I hereby submit to the exclusive jurisdiction and venue of the federal and state courts located in Los Angeles, California.

XVI.	REMEDIES

I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act. I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate. Thus, I agree that the Company will have the right to apply to any court of competent jurisdiction for an order restraining and/or enjoining any breach or threatened breach of this Agreement and for any other interim and/or pre-judgment relief the Company deems appropriate. This right will be in addition to any other rights or remedies available to the Company.

XVII.	APPLICATION OF THIS AGREEMENT

I agree that my obligations set forth in this Agreement, along with the Agreement’s definitions of Proprietary Information, Company Materials, Rights and Inventions, will be equally applicable to any work performed by me for the Company prior to the execution of this Agreement and to any Proprietary Information, Company Materials, Rights or Inventions related to such work. Furthermore, I agree and acknowledge that this Agreement imposes on me obligations that by their nature will survive the termination of my engagement with the Company, regardless of the reasons for such termination and whether such termination is voluntary or involuntary on my part.

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND ITS TERMS. I ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT, EXCEPT TO THE EXTENT OTHERWISE SET FORTH IN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY. I HAVE FULLY AND ACCURATELY DESCRIBED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Dated: ___________ 2022
Independent Contractor Signature

Independent Contractor Name (Please Print)

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EXHIBIT A

1.	The following is a complete list of all Inventions relevant to the subject matter of my engagement with the Company that have been made, discovered, conceived, first reduced to practice or developed by me or jointly with others prior to my engagement by the Company that I desire to remove from the operation of the Proprietary Information and Inventions Agreement:

____	No Inventions.

____	See below: Any and all Inventions regarding:

____	Additional sheets attached.

2.	I propose to bring to my engagement the following materials and documents of a former employer:

____	No materials or documents

____	See below:

Date: ___________ 2022
Independent Contractor Signature

EXHIBIT B

California Labor Code Section 2870

2870. (a) Any provision in an employment agreement that provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an engagement agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.